                                                                      Exhibit 99

For more information, contact
Robert S. Bloom
Financial Relations Leader
Acxiom Corporation
(501) 342-1321

             ACXIOM® ANNOUNCES INTENTION TO OFFER APPROXIMATELY
                   $150 MILLION CONVERTIBLE SUBORDINATED NOTES

     Little Rock, Arkansas (January 29, 2002) - Acxiom® Corporation (NASDAQ:
ACXM)  announced today that it intends to offer,  subject to market  conditions, approximately  $150  million of  convertible  subordinated  notes due 2009 ($165 million if an option for an  additional  $15  million is  exercised  in full) to qualified  institutional  buyers under Rule 144A.  The notes will be convertible into  Acxiom  common  stock  at  the  option  of the  holder  at a  price  to be determined.  The notes are redeemable at Acxiom's  option  beginning in 2005 and investors have a put option available in 2007.

     The  Company  intends to use the net  proceeds  from the  offering to repay existing indebtedness,  including the redemption of its outstanding $115 million convertible  subordinated  notes due 2003 and the repayment of its $25.7 million senior notes due 2007.  The purpose of the offering is to improve the  company's capital structure by replacing near-term obligations with long-term obligations.
The offering also allows the Company to replace higher cost debt with lower cost debt. Simultaneously with the offering, the Company intends to amend and restate its $265 million revolving credit facility to a $175 million credit facility and extend the maturity of the facility from December 2002 to January 2005.

     The notes, and the common stock issuable upon conversion of the notes, have not been  registered  under the Securities Act of 1933, or any state  securities laws, and may not be offered or sold in the United States except  pursuant to an
effective   registration   statement  or  an  exemption  from  the  registration
requirements of the Securities Act of 1933 and applicable state securities laws.

     This news release shall not  constitute an offer to sell or a  solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction  in which such an offer,  solicitation or sale would be unlawful prior to  registration  or  qualification  under the  securities law of any such state or jurisdiction.

     This press release contains forward-looking  statements that are subject to certain  risks and  uncertainties  that  could  cause  actual  results to differ materially. Such statements include statements relating to Acxiom's intention to sell the convertible  notes and use the proceeds to reduce  indebtedness.  Among the factors that may cause actual results to differ from those  expressed in, or
implied  by  the  statements  include:   risks  associated  with  the  continued
availability and costs of financing; the ability to successfully market and sell the convertible  notes and general  economic  conditions.  Acxiom  undertakes no obligation  to  publicly  update any  forward-looking  statements,  whether as a result of new information, future events or otherwise.

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